                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68062

                           Prospectus Supplement No. 9
                      To Prospectus dated September 6, 2001

                                  $175,000,000

                             Brooks Automation, Inc.

                4.75% Convertible Subordinated Notes Due 2008 and
             the Common Stock Issuable Upon Conversion of the Notes


         This prospectus supplement no. 9 relates to the resale by the selling securityholders of 4.75% convertible subordinated notes due June 1, 2008, of Brooks Automation, Inc. and the shares of common stock, $.01 par value, of Brooks Automation, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated September 6, 2001, prospectus supplement no. 1 dated September 19, 2001, prospectus supplement no. 2 dated September 27, 2001, prospectus supplement no. 3 dated October 24, 2001, prospectus supplement no. 4 dated November 2, 2001, prospectus supplement no. 5 dated December 4, 2001, prospectus supplement no. 6 dated December 7, 2001, prospectus supplement no. 7 dated January 16, 2002, and prospectus supplement no. 8 dated March 12, 2002, which are to be delivered with this prospectus supplement no. 9. All capitalized terms used but not defined in this prospectus supplement no. 9 shall have the meaning given them in the prospectus.

         The following table contains information as of March 27, 2002, with respect to certain selling securityholders and the principal amount of notes and underlying common stock beneficially owned by each of the selling securityholders listed herein that may be offered using this prospectus. The information is based on information provided by or on behalf of the selling securityholders and may have changed as of the date hereof. Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. The selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the table is presented. Information about the selling stockholders may change over time. Any change in this information will be set forth in prospectus supplements, if required. None of the selling securityholders or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.


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
                                                                                             # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
                             PRINCIPAL                     # OF SHARES OF                     BENEFICIALLY OWNED
                          AMOUNT OF NOTES                   COMMON STOCK     # OF SHARES      AFTER COMPLETION OF
                            BENEFICIALLY     PERCENTAGE     BENEFICIALLY      OF COMMON        OFFERING AND % OF
    NAME OF SELLING        OWNED THAT MAY     OF NOTES     OWNED PRIOR TO     STOCK THAT         COMMON STOCK
     SECURITYHOLDER         BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
--------------------------------------------------------------------------------------------------------------------
Deutsche Banc Alex
Brown (3)                     12,412,000        7.09%          176,734         176,734                  0
--------------------------------------------------------------------------------------------------------------------
Any other holder of
notes or future
transferee, pledgee,
donee or successor (4)
(5)
--------------------------------------------------------------------------------------------------------------------

(1) Assumes conversion of all of the holder's notes at a conversion price of $70.23 a share of common stock. Fractions of a share are not included for the purposes of this calculation. The conversion price will be subject to adjustment as described under "Description of Notes
         - Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) The selling stockholder listed herein will own less than 1% of the total shares of common stock outstanding upon completion of the offering.

(3) The amount reported herein replaces that previously reported by Deutsche Banc Alex Brown in the accompanying prospectus as supplemented.

(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.


                              ---------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

            The date of this Prospectus Supplement is March 27, 2002